Exhibit 10.35

1201 Winterson Road Linthicum, Maryland 21090-2205 410 694 5700 phone 410 694 5750 fax www.ciena.com
October 24, 2008
Russell B. Stevenson, Jr.
733 Dividing Road
Severna Park, Maryland 21146
Dear Russ:
This letter is to confirm the terms and conditions of your resignation as an officer and employee of Ciena Corporation (the “Company”). You and the Company hereby agree to the following:
1.	Your last day as an officer and active employee of the Company will be October 31, 2008 (the “Resignation Date”), and the effective date of your separation from the Company will be October 31, 2009 (the “Separation Date”). During the period from the Resignation Date through the Separation Date, you will not be required to report for work or perform any services for the Company but will remain on the Company’s payroll and will be entitled to certain benefits as set forth herein.
2.	You will be paid for all time worked through the Resignation Date, and for any accrued and unused Personal Leave days. You will be reimbursed for any amounts accumulated under the Employee Stock Purchase Plan toward the next regularly scheduled purchase.
3.	In consideration of your acceptance of this agreement and of your past service to the Company, and contingent upon your satisfactory performance of the duties and responsibilities as described in section 7 below, the Company will provide you with the following severance pay and benefits:
a.	From the Resignation Date until the Separation Date, you will continue to be paid your regular base salary, subject to statutory deductions and withholdings, on regularly scheduled pay dates. In the event that it is determined that you are entitled to pay, or pay in lieu of notice, under any applicable federal or state law, then these payments shall be deemed attributable to such pay or pay in lieu of notice.

b.	You will be eligible to receive an incentive bonus for fiscal 2009 at your current target bonus percentage, if and to the extent that the applicable corporate performance goal(s) are achieved, in accordance with the terms and conditions of the Company’s 2008 Omnibus Incentive Plan. If applicable, such bonuses will be payable on or about the dates on which they would otherwise be paid.

c.	Your health care coverage (medical, dental and vision) under the Company’s group benefit plans will end on the earlier of the Separation Date or the date on which you become eligible for comparable coverage on comparable terms under the health plan of another employer. Thereafter, if you elect to continue these benefits through COBRA, you will be responsible

Russell B. Stevenson, Jr.
October 24, 2008

for the full cost of the COBRA premium. Your life insurance coverage will end on the Separation Date.

d.	You will not be entitled to any additional equity grants. The 20,000 restricted stock units of Ciena common stock that were granted to you on December 18, 2007 will become immediately vested as of the Resignation Date. All of your other outstanding stock options and restricted stock (including restricted stock units and performance-adjusted restricted stock units) will continue vesting in accordance with their terms until the Separation Date, at which time any unvested options or restricted stock will be forfeited. Thereafter, you must elect to exercise the vested portion of your options in accordance with the terms of the plan under which such options were granted or they will terminate in their entirety.

e.	The Company will reimburse you for the reasonable 2008 tax return preparation and financial planning services provided by the Company through Deloitte & Touche or a vendor of your choosing, up to a maximum of $10,000, in accordance with the current Executive Benefits Plan.

f.	Consistent with Company policy, and provided that you submit the requisite documentation by no later than 30 days after the Resignation Date, the Company will reimburse you for any business-related expenses incurred by you through the Resignation Date.

g.	You will be entitled to a one-day in-depth physical examination by no later than 30 days after the Resignation Date, provided that you have not already had such examination in 2008. Please contact the Executive Health Program at Johns Hopkins to set up an appointment.

h.	The Company will continue to indemnify you, and to maintain in full force and effect insurance for any claims made against you, on account of anything alleged to have occurred during your employment with the Company, to the same extent as the Company currently indemnifies you and maintains such insurance.
Each of the cash payments provided pursuant to this Section 3 shall be treated for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), as a right to a series of separate payments. Because you are a “specified employee,” as such term is defined pursuant to Section 409A of the Code and the regulations and guidance issued thereunder, to the extent that the cash payments provided pursuant to this Section 3 that are made after March 15, 2009 but within six months of the Resignation Date (i.e., prior to May 1, 2009) exceed two times the applicable limits set forth in Section 401 (a)(17) of the Code (such excess amounts, the “Excess Payments”), then the Excess Payments will not commence until six months after the Resignation Date. All reimbursements to which you are entitled will be paid to you as promptly as practicable and in any event not later than December 2009, and the amount of expenses eligible for reimbursement during any calendar year will not affect the amount of expenses eligible for reimbursement in any other calendar year.

4.	Your participation in the Company’s 401(k) Plan will end as of the Resignation Date. You will be entitled to receive a distribution of your account balance on or after the Separation Date and in accordance with the terms of the Plan.

5.	The Amended and Restated Change in Control Severance Agreement between you and the Company will be terminated and of no further force and effect as of the Resignation Date.

Russell B. Stevenson, Jr.
October 24, 2008

6.	Except as expressly provided for above, all other benefits, including but not limited to long-term disability coverage, will end as of the Resignation Date. Any conversion and/or continuation rights that you may have regarding such insurance will be in accordance with the terms of the applicable insurance policies.

7.	Except as expressly provided for above, you will be entitled to no other or further compensation, remuneration or benefits from the Company, and the Company will have no further obligation or liability therefor.

8.	You hereby agree as follows:
a.	On or before the Resignation Date, you will return promptly to the Company any and all documents, materials and information (whether in hard copy, on electronic media or otherwise) related to the business of the Company, and all keys, access cards, credit cards, computer hardware and software, cell phones and PDAs, and other property of the Company in your possession or control. Further, you will not retain any copy of any documents, materials and information (whether in hard copy, on electronic media or otherwise) related to the business of the Company. You will disclose to the Company all passwords necessary or desirable to enable the Company to access all information that you have password-protected on any of its equipment or on its computer network or system.

b.	On or before the Resignation Date, you will execute and deliver to the Company letters of resignation, in the form(s) provided by the Company, as an officer of the Company and as a director and/or officer of the Company’s subsidiaries.

c.	You acknowledge that, under Section 16 of the Securities Exchange Act of 1934, as amended, (i) you remain obligated to report all transactions in the Company’s stock that occur on or before the Resignation Date and (ii) you are responsible for making all required filings with the SEC and NASDAQ with respect to all holdings of and transactions in the Company’s stock after the Resignation Date that were not previously reported. You agree to make all such required filings in accordance with the applicable rules and to provide the Company with a copy thereof.

d.	You will cooperate with the Company with respect to all matters arising during or related to your employment with the Company, including all matters in connection with any governmental investigation, litigation or regulatory or other proceeding that may have arising or which may arise following the signing of this agreement. The Company will reimburse your out-of-pocket expenses incurred in complying with Company requests hereunder, provided such expenses are authorized by the Company in advance.

e.	You acknowledge that as of and after the Resignation Date, you continue to be bound by certain obligations as set forth in the Proprietary Information, Inventions and Non-Solicitation Agreement, between you and the Company (the “Proprietary Information Agreement”), including your obligation not to disclose to any third party any Company Confidential Information (as defined therein) and your non-competition and non-solicitation obligations. Concurrent with the signing of this agreement, you will execute a Termination Certification (Annex B to the Proprietary Information Agreement) and provide the same to the Company.

Russell B. Stevenson, Jr.
October 24, 2008

9.	In consideration for the severance payments and benefits set forth in Section 3, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, you, on behalf of yourself and your heirs, representative, successors and assigns, hereby release, waive and fully discharge the Company and its affiliates, subsidiaries, officers, directors, employees, agents, representatives, successors and assigns (collectively, the “Company et al”), absolutely, unconditionally and irrevocably, from, against, and in respect of any and all claims, actions, suits, proceedings, demands, judgments, costs and expenses (including attorneys’ fees and court costs), liabilities, obligations or damages of any kind or nature whatsoever, whether asserted or unasserted, mature or contingent, known or unknown, which you ever had, now have or may have against the Company et al., from the beginning of time up to the date of this agreement, directly or indirectly relating to or arising out of your employment and employment relationship with the Company et al. and the separation thereof, including but not limited to any claims of wrongful termination, constructive discharge, defamation, infliction of emotional distress, breach of express or implied contract, fraud, misrepresentation or liability in any other theory of tort of contract (whether at law, in equity or otherwise), claims of any kind that may be brought in any court or administrative agency, any claims brought under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Fair Labor Standards Act, the Rehabilitation Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Equal Pay Act, the Employee Retirement Income Security Act, the Family and Medical Leave Act, or any other federal, state or local law relating to employment, business expenses, employee benefits or the termination of employment. You hereby forever release the Company et al. from any liability or obligation to reinstate or reemploy you in any capacity, and waive any right to future employment with the Company. You understand and agree that this is a GENERAL RELEASE.

10.	Nothing in the above section will affect the ability of either party to enforce rights or entitlements specifically provided for under this agreement, or any rights or claims that may arise after the date of this agreement. In the event that you should decide to commence any litigation, action or proceeding against the Company, except as it relates to the enforcement of any rights you may have under this agreement, you will be obligated to repay the Company all benefits paid to you under this agreement and will be deemed to have breached this agreement and will be liable for any damages, costs and attorneys fees suffered by the Company as a result of your breach.

11.	If any provision of this agreement or any portion or provision hereof applicable to any particular situation or circumstance is held invalid, the remainder of this agreement or the remainder of such provision (as the case may be), and the application thereof to other situations or circumstances, shall not be affected thereby.

12.	Unless required to do so by legal process or by a court or government agency, you agree not to disseminate or disclose the fact of or terms of this agreement, the discussions leading to this agreement, or any subsidiary undertakings required by this agreement, except to legal counsel or tax advisers, or as may become necessary to comply with or enforce the terms of this agreement. You further agree that no part of this agreement is to be used as or admitted into evidence in any proceeding of any character, judicial, administrative or otherwise, now pending or subsequently instituted, except in accordance with this paragraph.

13.	You hereby expressly acknowledge and certify that you have read this agreement carefully, that you have been advised by the Company and have had the opportunity to consult with counsel before signing this agreement if you believed that was necessary, and that you have freely, voluntarily and knowingly entered into this agreement after due consideration. You acknowledge and confirm that no promise or inducement has been offered to you by the Company or any of its

Russell B. Stevenson, Jr.
October 24, 2008

agents, except as expressly set forth herein, and that you are not relying upon any such promise or inducement in entering into this agreement. You further acknowledge and confirm that the consideration offered pursuant to this agreement exceeds any payment, benefit or other thing of value to which you would otherwise be entitled.

14.	You will be provided with up to 21 days from the date of this agreement in which to review and consider this agreement; however, if you knowingly and voluntarily choose to do so, you may accept this agreement before the 21-day consideration period has expired. This offer will be withdrawn in the event that it has not been accepted within the 21-day consideration period. You also have the right to revoke your acceptance of this agreement at any time within seven days of your execution of this agreement. Any such revocation must be in writing and delivered to the Company within seven days in order to be effective. If you elect to exercise this revocation right, this agreement shall be voided in its entirety and the Company shall be relieved of any obligation to make any payment required hereunder.

15.	You acknowledge that this agreement is a full and accurate embodiment of the understanding between you and the Company and that it supersedes any prior agreements or understandings made by the parties. The terms of this agreement may not be modified, except by mutual written agreement of the parties.

16.	This agreement will be interpreted and enforced in accordance with the laws of the State of Maryland without regard to its choice of law principles.

17.	This agreement shall not be deemed an admission of liability, or of a violation of any application law, rule, regulation or order, of any kind.

18.	If the terms of this agreement are acceptable, please indicate your acceptance by signing below and return to me a signed copy of this agreement. We will not implement the terms of this agreement until we receive a signed copy of the agreement back from you and the seven day revocation period has passed.
We wish you the best of luck in the future.
Please let me know if you have any questions.

Sincerely,

/s/ Randy Harris Randy Harris
SVP & Chief Human Resources Officer
Ciena Corporation
ACCEPTED AND AGREED:

/s/ Russell B. Stevenson, Jr.	October 24, 2008

Russell B. Stevenson, Jr.	Date